EXHIBIT 10.14

$20,000,000

CREDIT AGREEMENT

among

SUNAIR ELECTRONICS, INC.
as Borrower,

ITS DOMESTIC SUBSIDIARIES
FROM TIME TO TIME PARTIES HERETO,
as Guarantors,

THE LENDERS PARTIES HERETO,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Dated as of June 7, 2005

(continued)

(continued)

(continued)

(continued)

Schedules

Schedule 1.1(a)	Account Designation Letter
Schedule 1.1(b)	Investments
Schedule 1.1(c)	Form of Acquisition Compliance Certificate
Schedule 2.1(a)	Schedule of Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.8	Form of Notice of Conversion/Extension
Schedule 3.3	Jurisdictions of Organization and Qualification
Schedule 3.6	Litigation
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Location of Collateral
Schedule 3.19(c)	Chief Executive Offices
Schedule 3.21	Labor Matters
Schedule 3.23	Material Contracts
Schedule 4.1(b)	Form of Secretary’s Certificate
Schedule 4.1(i)	Form of Solvency Certificate
Schedule 5.2(b)	Form of Officer’s Compliance Certificate
Schedule 5.5(b)	Insurance
Schedule 5.10	Form of Joinder Agreement
Schedule 6.1(b)	Indebtedness
Schedule 9.2	Lenders’ Lending Offices
Schedule 9.6(c)	Form of Commitment Transfer Supplement

     CREDIT AGREEMENT, dated as of June 7, 2005 (this “Credit Agreement”), among SUNAIR ELECTRONICS, INC., a Florida corporation (the “Borrower”), each of those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (collectively the “Guarantors” and individually a “Guarantor”), the several banks and other financial institutions from time to time parties to this Credit Agreement (collectively the “Lenders” and individually a “Lender”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent” or the “Agent”).

W I T N E S S E T H:

     WHEREAS, the Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions set forth herein;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1 Defined Terms.

     As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:

     “AAA” shall mean the American Arbitration Association.

     “Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Schedule 1.1(a).

     “Acquired Business” shall mean Middleton Pest Control, Inc.

     “Acquisition” shall mean the acquisition of the Acquired Business from the Sellers by the Borrower, pursuant to the Acquisition Documents.

     “Acquisition Documents” shall mean (a) that certain Stock Purchase Agreement, dated as of June 7, 2005 (the “Purchase Agreement”), by and among the Sellers and Sunair Southeast Pest Holdings, Inc., together with any schedules and exhibits thereto and (b) any other material agreement, document or instrument executed pursuant to the Purchase Agreement (including, without limitation, any employment agreements and any material contracts), together with any schedules and exhibits thereto, in each case as amended, restated, modified or supplemented from time to time.

     “Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

     “Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Credit Agreement and any successors in such capacity.

     “Affiliate” shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     “Agreement or Credit Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

     “Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect:

Level	Leverage Ratio	Applicable Percentage
I	≥3.0x	3.00%
II	≥2.5x but <3.0x	2.75%
III	<2.5x	2.50%

     The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date three (3) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Borrower shall fail to provide the financial information and certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) or an Event of Default shall have occurred and be continuing, the Applicable Percentage shall, on the date three (3) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

     “Approved Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

     “Arbitration Rules” shall mean the Commercial Financial Disputes Arbitration Rules of the AAA.

     “Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of the Borrower or any Subsidiary whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include (a) the sale, lease or transfer of assets permitted by Section 6.5(a)(i), (ii) or (iii), or (b) any Equity Issuance.

     “Assignment of Claims Act” shall mean Title 31, United States Code § 3727 and Title 41, United States Code § 15, as revised or amended, and any rules or regulations issued pursuant thereto, and also shall be deemed to include any other laws, rules or regulations governing the assignment of government contracts or claims against a Governmental Authority.

     “Bank Products” shall mean any one or more of the following types of services or facilities extended to any of the Credit Parties by the Agent or any Affiliate of the Agent in reliance on the Agent’s agreement to indemnify such Affiliate: (i) Automated Clearing House (ACH) transactions and other similar money transfer services; (ii) cash management, including controlled disbursement and lockbox services; (iii) establishing and maintaining deposit accounts; (iv) credit cards or stored value cards; and (v) other similar or related bank products and services.

     “Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

     “Borrower” shall have the meaning set forth in the first paragraph of this Credit Agreement.

     “Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

     “Business” shall have the meaning set forth in Section 3.10.

     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

     “Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

     “Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

     “Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (ii) U.S. dollar denominated (or foreign currency fully hedged to U.S. dollar) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (v) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (vi) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.

     “Change of Control” shall mean (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower, (b) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Act of 1934), (c) the adoption by the stockholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

     “Closing Date” shall mean the date of this Credit Agreement.

     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     “Collateral” shall mean a collective reference to the collateral which is identified in, and at any time covered by, the Security Documents or such other collateral in which a security interest may be granted in favor of the Agent to secure the Credit Party Obligations.

     “Commitment” shall mean the Revolving Commitment and the LOC Commitment, individually or collectively, as appropriate.

     “Commitment Fee” shall have the meaning set forth in Section 2.3(a).

     “Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the LOC Commitment Percentage, as appropriate.

     “Commitment Period” shall mean the period from and including the Closing Date to but not including the Revolving Commitment Termination Date.

     “Commitment Transfer Supplement” shall mean a Commitment Transfer Supplement, in substantially the form of Schedule 9.6(c).

     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

     “Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

     “Consolidated Capital Expenditures” shall mean, for any applicable period of computation, all expenditures of the Borrower and its Subsidiaries on a Consolidated basis for such period which in accordance with GAAP would be classified as capital expenditures, including without limitation, Capital Lease Obligations.

     “Consolidated Cash Taxes” shall mean, for any applicable period of computation, the aggregate of all taxes (including, without limitation, any federal, state, local and foreign income, value added and similar taxes) paid or payable in cash by the Borrower and its Subsidiaries on a Consolidated basis during such period.

     “Consolidated EBITDA” shall mean, for any applicable period of computation, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) other non-cash expenses of the Borrower and its Subsidiaries and (v) the payment of the management fee (not to exceed $1,562,500) to RPC Financial Advisers, LLC in the first year after the Closing Date.

     “Consolidated Fixed Charges” shall mean, for any applicable period of computation, the sum of (i) Consolidated Interest Expense for such period plus (ii) lease payments under operating leases for such period plus (iii) Consolidated Scheduled Debt Payments for such period, of the Borrower and its Subsidiaries on a Consolidated basis.

     “Consolidated Funded Debt” shall mean, on any date of calculation, Funded Debt of the Borrower and its Subsidiaries on a Consolidated basis.

     “Consolidated Interest Expense” shall mean, for any applicable period of computation, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases) for such period of the Borrower and its Subsidiaries on a Consolidated basis.

     “Consolidated Net Income” shall mean, for any applicable period of computation, the net income (excluding extraordinary losses and gains and all non-cash income) of the Borrower and its Subsidiaries on a Consolidated basis for such period.

     “Consolidated Scheduled Debt Payments” shall mean, for any applicable period of computation, the sum of all scheduled payments of principal on Consolidated Funded Debt for such period (including the principal component of payments due on Capital Leases during the applicable period ending on such date); it being understood that scheduled payments on Consolidated Funded Debt shall not include optional prepayments or the mandatory prepayments required pursuant to Section 2.5.

     “Consolidated Senior Debt” shall mean, on any date of calculation, all Consolidated Funded Debt other than Subordinated Debt.

     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

     “Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement.

     “Copyrights” shall mean all copyrights (other than copyrights of de minimus value) of the Borrower and its Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16 and all renewals thereof.

     “Credit Documents” shall mean this Credit Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit, the LOC Documents, the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement).

     “Credit Party” shall mean any of the Borrower or the Guarantors.

     “Credit Party Obligations” shall mean, without duplication, (i) all of the obligations (including principal, interest, fees, reimbursements, indemnification obligations and other amounts) of the Credit Parties to the Lenders (including the Issuing Lender) and the

Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code), (ii) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement, and (iii) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to the Agent or any of its Affiliates in connection with Bank Products.

     “Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by the Borrower or any of its Subsidiaries (excluding any Equity Issuance or any Indebtedness of the Borrower and its Subsidiaries permitted to be incurred pursuant to Section 6.1 hereof).

     “Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

     “Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement, including the funding of a Participation Interest in accordance with the terms hereof and such default remains uncured, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

     “Dispute” shall mean any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Credit Agreement and other Credit Documents.

     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

     “Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Floating LIBOR Rate Loans of such Lender are to be made.

     “Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

     “Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

     “Equity Issuance” shall mean any issuance by the Borrower or any Subsidiary to any Person which is not a Credit Party of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity. The term “Equity Issuance” shall not include any Asset Disposition or any Debt Issuance.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     “Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

     “Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

     “Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

     “Fixed Charge Coverage Ratio” shall mean, for any date of determination, for the twelve-month period ending as of such date, the ratio of (i) Consolidated EBITDA for such period plus lease payments under operating leases for such period minus unfinanced Consolidated Capital Expenditures for such period minus dividend payments and stock repurchases that are made during such period to (ii) Consolidated Fixed Charges for such period.

     “Fixed LIBOR” shall mean, for any Fixed LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “Fixed LIBOR” shall mean, for any Fixed LIBOR Rate Loan for any Interest

Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “Fixed LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

     “Fixed LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

Fixed LIBOR Rate	=	Fixed LIBOR

1.00 — Eurodollar Reserve Percentage

     “Fixed LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the Fixed LIBOR Rate.

     “Floating LIBOR Rate” means for any day, the rate for one month Dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a LIBOR Business Day, then the immediately preceding LIBOR Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

     “Floating LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the Floating LIBOR Rate.

     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

     “Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (i) obligations of such Person under non-compete agreements to the extent such obligations have been determined, (j) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (k) all Indebtedness of others of the type described in clauses (a) through (j) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (j) hereof, and (m) all Indebtedness of the type described in clauses (a) through (j) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, however, that Funded Debt shall not include Indebtedness among the Credit Parties.

     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

     “Government Acts” shall have the meaning set forth in Section 2.19.

     “Governmental Approvals” shall mean all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     “Government Contract” shall mean any contract entered into between a Credit Party or any of its Subsidiaries and the government of the United States of America, or any department, agency, public corporation, or other instrumentality or agent thereof or any state government or any department, agency or instrumentality or agent thereof.

     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

     “Guarantor” shall have the meaning set forth in the first paragraph of this Credit Agreement.

     “Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

     “Hedging Agreement Provider” shall mean any Person that enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries so long as such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

     “Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

     “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer and (n) obligations of such Person under non-compete agreements.

     “Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

     “Insolvent” shall mean being in a condition of Insolvency.

     “Intellectual Property” shall mean the Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Borrower and its Subsidiaries (other than off-the-shelf software products), all goodwill associated therewith and all rights to sue for infringement thereof.

     “Interest Payment Date” shall mean (a) as to any Floating LIBOR Rate Loan, the 15th day of each month commencing July 15, 2005 and (b) as to any Fixed LIBOR Rate Loan, the last day of such Interest Period.

     “Interest Period” shall mean, with respect to any Fixed LIBOR Rate Loan,

     (i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Fixed LIBOR Rate Loan and ending one, two or three months thereafter, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

     (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Fixed LIBOR Rate Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

     (A) if any Interest Period pertaining to a Fixed LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     (B) any Interest Period pertaining to a Fixed LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

     (C) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected a Floating LIBOR Rate Loan to replace the affected Fixed LIBOR Rate Loan;

     (D) no Interest Period may extend beyond the Maturity Date; and

     (E) no more than six (6) Fixed LIBOR Rate Loans may be in effect at any time. For purposes hereof, Fixed LIBOR Rate Loans with different Interest

Periods shall be considered as separate Fixed LIBOR Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Fixed LIBOR Rate Loan with a single Interest Period.

     “Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a Letter of Credit issued on behalf of such Person) incurred for the benefit of such Person.

     “Issuing Lender” shall mean Wachovia.

     “Issuing Lender Fees” shall have the meaning set forth in Section 2.3(d).

     “Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

     “Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement.

     “Letters of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.

     “Letter of Credit Fee” shall have the meaning set forth in Section 2.3(c).

     “Leverage Ratio” shall mean, for any date of determination, the ratio of (i) Consolidated Senior Funded Debt as of such date to (ii) Consolidated EBITDA for the twelve-month period ending as of such date.

     “LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the Fixed LIBOR Rate Loans of such Lender are to be made.

     “LIBOR Business Day” means with respect to all notices and determinations in connection with, and payments of principal and interest on, any day that is a Business Day and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

     “Loan” shall mean a Revolving Loan.

     “LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender that has a Revolving Commitment, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

     “LOC Commitment Percentage” shall mean, for each Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

     “LOC Committed Amount” shall have the meaning set forth in Section 2.2(a).

     “LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

     “LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

     “LOC Participant” shall mean, as of any date of determination, any Lender with a Revolving Commitment.

     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets (including any Governmental Approvals), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Credit Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Credit Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

     “Material Contracts” shall mean (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $5,000,000 per annum and (b) any other contract, agreement, permit or license, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     “Maturity Date” shall mean the Revolving Commitment Termination Date.

     “Moody’s” shall mean Moody’s Investors Service, Inc.

     “Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent pursuant to the terms of Section 4.1(x)(i), 5.10 or 5.12, as the same may be amended, modified, restated or supplemented from time to time.

     “Mortgage Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a Title Company in such amount as reasonably approved by the Administrative Agent, assuring the Administrative Agent that such Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request.

     “Mortgaged Property” shall mean any owned or leased real property of a Credit Party with respect to which such Credit Party executes a Mortgage Instrument in favor of the Administrative Agent.

     “Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds” shall mean the aggregate cash proceeds received by the Borrower or any Subsidiary in respect of any Asset Disposition, Equity Issuance or Debt Issuance, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition and (c) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Asset Disposition, Equity Issuance or Debt Issuance and any cash released from escrow as part of the purchase price in connection with any Asset Disposition.

     “Note” or “Notes” shall mean the Revolving Notes.

     “Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i).

     “Notice of Conversion” shall mean the written notice of extension or conversion as referenced and defined in Section 2.8.

     “Obligations” shall mean, collectively, Loans and LOC Obligations.

     “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

     “Participant” shall have the meaning set forth in Section 9.6(b).

     “Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.2(c).

     “Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16 to the Credit Agreement.

     “Patents” shall mean all letters patent (other than letters patent of de minimus value) of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement, and (ii) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     “Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States or (b) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.4 hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) if the aggregate consideration (including without limitation equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) paid by the Credit Parties and their Subsidiaries in connection with any such acquisition is in excess of $2,000,000, the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, both before and after giving effect to the acquisition on a pro forma basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9, (iii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10, and (iv) the Administrative Agent shall have consented to any such acquisition if the aggregate consideration (including without limitation equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) paid by the Credit Parties and their Subsidiaries in connection with any such acquisition in any fiscal year when added to the aggregate consideration paid in connection with all other acquisitions during such fiscal year shall exceed $5,000,000.

     “Permitted Investments” shall mean:

     (i) cash and Cash Equivalents;

     (ii) Investments set forth on Schedule 1.1(b);

     (iii) receivables owing to the Borrower or any of its Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

     (iv) Investments in and loans to any Credit Party;

     (v) short-term loans to employees and advances to employees in the ordinary course of business for the payment of bona fide, properly documented, business expenses to be incurred on behalf of the Borrower and its Subsidiaries, provided that the aggregate outstanding amount of all such loans and advances shall not exceed $100,000 in the aggregate at any time;

     (vi) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

     (vii) Investments, acquisitions or transactions permitted under Section 6.5(b); and

     (viii) Hedging Agreements to the extent permitted pursuant to Section 6.1(d).

     “Permitted Liens” shall mean:

     (i) Liens created by or otherwise existing under or in connection with this Credit Agreement or the other Credit Documents in favor of the Lenders;

     (ii) Liens in favor of a Hedging Agreement Provider in connection with any Secured Hedging Agreement, but only (A) to the extent such Liens are on the same collateral as to which the Administrative Agent on behalf of the Lenders also has a Lien and (B) if such Hedging Agreement Provider and the Lenders shall share pari passu in the collateral subject to such Liens;

     (iii) Liens securing purchase money indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (A) any such Lien attaches to such property concurrently with or within 30 days after the acquisition thereof and (B) such Lien attaches solely to the property so acquired in such transaction;

     (iv) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

     (v) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

     (vi) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

     (vii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (viii) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

     (ix) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

     “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date executed by the Borrower and the Guarantors in favor of the Administrative Agent, as the same may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof.

     “Properties” shall have the meaning set forth in Section 3.10(a).

     “Purchase Agreement” shall have the meaning set forth in the definition of Acquisition Documents.

     “Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).

     “Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets other than obsolete property or assets no longer used or useful in the business of the Borrower or any of its Subsidiaries.

     “Register” shall have the meaning set forth in Section 9.6(d).

     “Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

     “Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

     “Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

     “Required Lenders” shall mean Lenders holding in the aggregate more than 50% of the sum of (i) all Revolving Loans and LOC Obligations then outstanding at such time plus the aggregate unused Revolving Commitments at such time (treating for purposes hereof in the case of LOC Obligations, in the case of the Issuing Lender only the portion of the LOC Obligations of the Issuing Lender which are not subject to the Participation Interests of the other Lenders and, in the case of the Lenders other than the Issuing Lender, the Participation Interests of such Lenders in LOC Obligations hereunder as direct Obligations); provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Reserves” shall mean (a) an amount equal to $500,000 which represents approximately six (6) months’ rent under all real estate leases of the Acquired Business (provided, however, if the Acquired Business obtains a lien waiver from any landlord under any of such leases in form satisfactory to the Agent, such amount shall be reduced by an amount equal to six (6) months’ rent with respect to such lease as set forth on the schedule to be delivered to the Agent pursuant to Section 5.2(f) hereof), (b) an amount equal to $803,000 which represents the approximate value of the assets of Percipia, Inc. and Percipia Networks, Inc. (provided, however, such reserve will be eliminated upon the termination by Bank One, N.A. of its UCC financing statements filed against Percipia, Inc. and Percipia Networks, Inc.), and (c) an amount equal to $503,000 representing a $503,000 letter of credit issued by Bank of America, N.A. for the benefit of the Acquired Business and secured by a blanket lien on the assets of the Acquired Business (provided, however, such reserve shall be eliminated upon the termination by Bank of America, N.A. of its UCC financing statements filed with respect to such blanket lien).

     “Responsible Officer” shall mean, as to (a) the Borrower, the President, the Vice-President, the Chief Executive Officer or the Chief Operating Officer or (b) any other Credit Party, any duly authorized officer thereof.

     “Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of a Credit Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (d) any payment, prepayment, redemption or similar payment with respect to the Subordinated Debt of any Credit Party or any of its Subsidiaries and (e) the payment by any Credit Party of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation is not included in the corporate overhead of such Credit Party.

     “Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

     “Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

     “Revolving Commitment Termination Date” shall mean the second anniversary of the Closing Date.

     “Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

     “Revolving Loans” shall have the meaning set forth in Section 2.1.

     “Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrower in favor of each of the Lenders requesting a Revolving Note evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

     “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

     “Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

     “Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider that is permitted by Section 6.1(d), as amended, modified, supplemented, extended or restated from time to time.

     “Security Agreement” shall mean the Security Agreement dated as of the Closing Date executed by the Borrower and the Guarantors in favor of the Administrative Agent, as amended, modified or supplemented from time to time in accordance with its terms.

     “Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgage Instruments and such other documents executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements and patent, trademark and copyright filings.

     “Sellers” shall mean (i) Charles P. Steinmetz, (ii) Gregory A. Clendenin, (iii) Gregory A. Clendenin, as Trustee of the Gregory A. Clendenin Trust, dated 9/11/97, as amended SunTrust Bank, as Trustee of the Charles P. Steinmetz Irrevocable Trust for the Benefit of Matthew A. Steinmetz, dated April 22, 2002, and (iv) SunTrust Bank, as Trustee of the Charles P. Steinmetz Irrevocable Trust for the Benefit of Louis Steinmetz, dated April 22, 2002.

     “Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

     “Specified Sales” shall mean (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (b) the sale, transfer or other disposition of cash or Cash Equivalents.

     “Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Required Lenders.

     “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Taxes” shall have the meaning set forth in Section 2.18.

     “Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement.

     “Trademarks” shall mean all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers (other than such items that are of de minimus value), together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement, and (ii) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.16.

     “Tranche” shall mean the collective reference to (a) Fixed LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Floating LIBOR Rate Loans made on the same day. A Tranche with respect to Fixed LIBOR Rate Loans may sometimes be referred to as a “Fixed Eurodollar Tranche”.

     “Transfer Effective Date” shall have the meaning set forth in each Commitment Transfer Supplement.

     “Type” shall mean, as to any Loan, its nature as a Floating LIBOR Rate Loan or a Fixed LIBOR Rate Loan, as the case may be.

     “Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

     “Wachovia” shall mean Wachovia Bank, National Association, a national banking association.

     Section 1.2 Other Definitional Provisions.

     (a) Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

     (d) The words “include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

     (e) The words “writing”, “written” and comparable terms shall refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form.

     (f) References to any agreement or contract are to such agreement or contract as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person.

     Section 1.3 Accounting Terms.

     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited Consolidated financial statements of the Borrower delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.9 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

     The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

     For purposes of computing the financial covenants set forth in Section 5.9 for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale) shall have been deemed to have taken place as of the first day of such applicable test period.

     Section 1.4 Computation of Time Periods.

     All time references in this Credit Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II

THE LOANS; AMOUNT AND TERMS

     Section 2.1 Revolving Loans.

     (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s share of outstanding Revolving Loans plus such Lender’s LOC Commitment Percentage of LOC Obligations shall not exceed such Lender’s Revolving Commitment Percentage of the aggregate Revolving Committed Amount, and (ii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus LOC Obligations shall not exceed the aggregate Revolving Committed Amount then in effect. For purposes hereof, the aggregate amount available hereunder shall be TWENTY MILLION DOLLARS ($20,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.4, the “Revolving Committed Amount”). Revolving Loans may consist of Floating LIBOR Rate Loans or Fixed LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date or on either of the two Business Days immediately following the Closing Date may only consist of Floating LIBOR Rate Loans. Fixed LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Floating LIBOR Rate Loans at its Domestic Lending Office.

     (b) Revolving Loan Borrowings.

     (i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 11:00 A.M. on the Business Day prior to the date of the requested borrowing in the case of Floating LIBOR Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Fixed LIBOR Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Floating LIBOR Rate Loans, Fixed LIBOR Rate Loans or a combination thereof, and if Fixed LIBOR Rate Loans are requested, the Interest Period(s) therefor. A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Schedule 2.1(b)(i). If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Fixed LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for an Floating LIBOR Rate Loan hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.

     (ii) Minimum Amounts. Each Revolving Loan which is made as a Fixed LIBOR Rate Loan shall be in a minimum aggregate amount of $250,000 and integral multiples of $250,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

     (iii) Advances. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

     (c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Commitment Termination Date.

     (d) Interest. Subject to the provisions of Section 2.7, Revolving Loans shall bear interest as follows:

     (i) Floating LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of Floating LIBOR Rate Loans, each such Floating LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the Floating LIBOR Rate plus the Applicable Percentage; and

     (ii) Fixed LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of Fixed LIBOR Rate Loans, each such Fixed LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the Fixed LIBOR Rate plus the Applicable Percentage.

     (e) Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

     (f) Revolving Notes. The Borrower’s obligation to pay each Lender’s Revolving Loans shall be evidenced by a Revolving Note made payable to such Lender in substantially the form of Schedule 2.1(e), if requested by such Lender.

     Section 2.2 Letter of Credit Subfacility.

     (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed THREE MILLION DOLLARS ($3,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate amount of Revolving Loans plus LOC Obligations shall not at any time exceed the aggregate Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for any lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, and trade letters of credit. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date which is 30 days prior to the Revolving Commitment Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day.

     (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

     (c) Participations. Each LOC Participant, upon issuance of any Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each LOC Participant’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such LOC Participant shall pay to the Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each LOC Participant to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

     (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Default Rate. Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other LOC Participants of the amount of any unreimbursed drawing and each LOC Participant shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such LOC Participant’s LOC Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such LOC Participant from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such LOC Participant does not pay such amount to the Issuing Lender in full upon such request, such LOC Participant shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such LOC Participant pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Floating LIBOR Rate. Each LOC Participant’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations under the Credit Documents and shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the LOC Participants that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a borrowing (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each LOC Participant’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and in the case of both clauses (i) and (ii) the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each LOC Participant hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such LOC Participant hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any LOC Participant shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such LOC Participant’s unfunded Participation Interest therein shall bear interest payable by such LOC Participant to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Floating LIBOR Rate.

     (f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

     (g) Letter of Credit Governing Law. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

     Section 2.3 Fees.

     (a) Commitment Fee. In consideration of the Revolving Commitment, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders holding Revolving Commitments, a commitment fee (the “Commitment Fee”) in an amount equal to         .375% per annum on the average daily unused amount of the aggregate Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears not later than five (5) Business Days following the last day of each calendar quarter for the prior calendar quarter.

     (b) Upfront Fee. In consideration of the Revolving Commitment, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the holders holding Revolving Commitments, an upfront fee of $90,000. Such upfront fee shall be due and payable on the Closing Date.

     (c) Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Issuing Lender a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lender) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears not later than five (5) Business Days following the last day of each calendar quarter for the prior calendar quarter.

     (d) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (c) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

     Section 2.4 Commitment Reductions.

     (a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the then outstanding aggregate principal amount of the Revolving Loans plus LOC Obligations would exceed the aggregate Revolving Committed Amount then in effect.

     (b) Mandatory Reductions. The Revolving Commitment Amount shall be reduced by $1,500,000 on June 30, 2006 and $2,500,000 on June 30, 2007.

     (c) Revolving Commitment Termination Date. The Revolving Commitment, the and the LOC Commitment shall automatically terminate on the Revolving Commitment Termination Date.

     (d) Reserves. The Revolving Committed Amount shall be reduced from time to time by the amount of the Reserves.

     Section 2.5 Prepayments.

     (a) Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time. The Borrower shall give five Business Days’ irrevocable notice in the case of Fixed LIBOR Rate Loans and one Business Day’s irrevocable notice in the case of Floating LIBOR Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). Amounts prepaid under this Section 2.5(a) shall be applied to the outstanding Loans as the Borrower may elect; provided, that each Lender shall receive its pro rata share of any such prepayment based on its Revolving Commitment Percentage. All prepayments under this Section 2.5(a) shall be otherwise without premium or penalty. Interest on the principal amount prepaid shall be due and payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Loans may be reborrowed in accordance with the terms hereof.

     (b) Mandatory Prepayments.

     (i) Revolving Committed Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus LOC Obligations shall exceed the aggregate Revolving Committed Amount then in effect, the Borrower immediately shall prepay the Revolving Loans and (after all Revolving Loans have been repaid) cash collateralize the LOC Obligations, in an amount sufficient to eliminate such excess.

     (ii) Asset Dispositions. Promptly following any Asset Disposition, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds derived from such Asset Disposition (such prepayment to be applied as set forth in clause (vi) below).

     (iii) Debt Issuances. Immediately upon receipt by any Credit Party of proceeds from any Debt Issuance, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance to the Lenders (such prepayment to be applied as set forth in clause (vi) below).

     (iv) Issuances of Equity. Immediately upon receipt by a Credit Party of proceeds from any Equity Issuance received after the occurrence of an Event of Default, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (vi) below); provided, however, the foregoing shall not be applicable with respect to Equity Issuances consummated within four (4) months of the Closing Date.

     (v) Recovery Event. Promptly upon receipt, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to 100% of the cash proceeds received in connection with a Recovery Event (such prepayment to be applied as set forth in clause (vi) below); provided, however, that so long as no Default or Event of Default then exists, such cash proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that a Credit Party intends to use such cash proceeds to repair or replace damaged property or to purchase or otherwise acquire new assets or property within 180 days of the receipt of such cash proceeds, it being expressly agreed that any such cash proceeds not so reinvested shall be applied to repay the Loans immediately thereafter.

     (vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.5(b) shall be applied as follows: (A) first to the outstanding Revolving Loans and (B) second to a cash collateral account in respect of LOC Obligations. All prepayments under this Section 2.5(b) shall be subject to Section 2.16 and be accompanied by interest on the principal amount prepaid through the date of prepayment. Within the parameters of the applications set forth above, prepayments shall be applied first to Floating LIBOR Rate Loans and then to Fixed LIBOR Rate Loans in direct order of Interest Period Maturities. Amounts prepaid with respect to the Revolving Loans may be reborrowed in accordance with the terms and provisions contained in this Agreement.

     (c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.7 shall not affect the Borrower’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

     Section 2.6 Minimum Principal Amount of Tranches.

     All borrowings, payments and prepayments in respect of Revolving Loans shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal amount of the Revolving Loans comprising any Tranche shall be with respect to Fixed LIBOR Rate Loans, $250,000 or a whole multiple of $250,000 in excess thereof.

     Section 2.7 Default Rate and Payment Dates.

     (a) If all or a portion of the principal amount of any Loan which is a Fixed LIBOR Rate Loan shall not be paid when due or continued as a Fixed LIBOR Rate Loan in accordance with the provisions of Section 2.8 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to a Floating LIBOR Rate Loan at the end of the Interest Period applicable thereto.

     (b) Upon the occurrence, and during the continuance, of any Event of Default hereunder, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of interest, fees or other amounts, the rate equal to the Floating LIBOR Rate plus the sum of the Applicable Percentage then in effect and 2% (the “Default Rate”) (after as well as before judgment). The Required Lenders shall have the right to revoke the imposition of any default interest imposed under this Section 2.6(b).

     (c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (a) of this Section 2.6 shall be payable from time to time on demand.

     Section 2.8 Conversion Options.

     (a) The Borrower may, in the case of Revolving Loans, elect from time to time to convert Floating LIBOR Rate Loans to Fixed LIBOR Rate Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election. In addition, the Borrower may elect from time to time to convert Fixed LIBOR Rate Loans to Floating LIBOR Rate Loans by giving the Administrative Agent irrevocable written notice by 11:00 a.m. one Business Date prior to the proposed date of conversion. A form of Notice of Conversion is attached as Schedule 2.8. If the date upon which a Floating LIBOR Rate Loan is to be converted to a Fixed LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day. All or any part of outstanding Floating LIBOR Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Fixed

LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $250,000 or a whole multiple of $250,000 in excess thereof. Fixed LIBOR Rate Loans may only be converted to Floating LIBOR Rate Loans on the last day of the applicable Interest Period. If the date upon which a Fixed LIBOR Rate Loan is to be converted to a Floating LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Floating LIBOR Rate Loan.

     (b) Any Fixed LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.8(a); provided, that no Fixed LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to a Floating LIBOR Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a Fixed LIBOR Rate Loan, or the continuation of Fixed LIBOR Rate Loans is not permitted hereunder, such Fixed LIBOR Rate Loans shall be automatically converted to Floating LIBOR Rate Loans at the end of the applicable Interest Period with respect thereto.

     Section 2.9 Computation of Interest and Fees.

     (a) All fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Fixed LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Floating LIBOR Rate shall become effective as of the opening of business on the day on which such change in the Floating LIBOR Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change. If any payment on a Fixed LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

     (c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

     Section 2.10 Pro Rata Treatment and Payments.

     (a) Allocation of Payments Before Event of Default. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Lenders. Each payment under this Credit Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.3, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes. Each payment on account of any fees pursuant to Section 2.3 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Fronting Fees and the Issuing Lender Fees). Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Revolving Loans shall be applied to such Loans as directed by the Borrower or otherwise applied in accordance with the terms of Section 2.5(a) hereof. Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.5(a). Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.5(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 2:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     (b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the Commitments shall have been terminated and the Loans and all other amounts under the Credit Documents shall have become due and payable in accordance with the terms of Section 7.2 hereof, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations under the Credit Documents or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

     SECOND, to payment of any fees owed to the Administrative Agent;

     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ and consultants’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

     FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, including with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

     FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

     SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders and Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Secured Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 2.8(b).

     Section 2.11 Non-Receipt of Funds by the Administrative Agent.

     (a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

     (b) Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Rate.

     (c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.9 shall be conclusive in the absence of manifest error.

     Section 2.12 Inability to Determine Interest Rate.

     Notwithstanding any other provision of this Credit Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining Fixed LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the Fixed LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding Fixed LIBOR Rate Loans that the Borrower has requested be outstanding as a Fixed LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such Fixed LIBOR Rate Loans, any Loans that were requested to be made as Fixed LIBOR Rate Loans shall be made as Floating LIBOR Rate Loans and any Loans that were requested to be converted into or continued as Fixed LIBOR Rate Loans shall remain as or be converted into Floating LIBOR Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, Fixed LIBOR Rate Loans for the Interest Periods so affected.

     Section 2.13 Illegality.

     Notwithstanding any other provision of this Credit Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain Fixed LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make Fixed LIBOR Rate Loans or continue Fixed LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as Fixed LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Floating LIBOR Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Fixed LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

     Section 2.14 Requirements of Law.

     (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

     (i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any participation therein or any application relating thereto, any Fixed LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Fixed LIBOR Rate hereunder; or

     (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining Fixed LIBOR Rate Loans or the Letters of Credit or the participations therein or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its Fixed LIBOR Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or Fixed LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

     (b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.

     (c) The agreements in this Section shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

     Section 2.15 Taxes.

     All payments made by the Borrower hereunder or under any Note will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender. The agreements in this Section shall survive the termination of this Credit Agreement and the payment of the Notes and all other amounts payable hereunder.

     Section 2.16 Indemnification; Nature of Issuing Lender’s Duties.

     (a) In addition to its other obligations under Section 2.2, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender and each LOC Participant harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such LOC Participant may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

     (b) As between the Borrower and the Issuing Lender and each LOC Participant, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any LOC Participant shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any LOC Participant, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any LOC Participant, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such LOC Participant under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each LOC Participant against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender and the LOC Participants shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the LOC Participants.

     (d) Nothing in this Section 2.12 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.2(d) hereof. The obligations of the Borrower under this Section 2.12 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the LOC Participants to enforce any right, power or benefit under this Credit Agreement.

     (e) Notwithstanding anything to the contrary contained in this Section 2.12, the Borrower shall have no obligation to indemnify the Issuing Lender or any LOC Participant in respect of any liability incurred by the Issuing Lender or such LOC Participant arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such LOC Participant), as determined by a court of competent jurisdiction or pursuant to arbitration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit herein provided for, each of the Credit Parties hereby represents and warrants to the Administrative Agent and to each Lender that:

     Section 3.1 Financial Condition.

     (a) (i) The audited Consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2002, 2003 and 2004, together with the related Consolidated and consolidating statements of income or operations, equity and cash flows for the fiscal years ended on such dates, (ii) the unaudited financials of the Acquired Business’s historical results for the fiscal years ended December 31, 2002, 2003 and 2004, (iii) the unaudited Consolidated and consolidating financial statements of the Borrower and its Subsidiaries and of the Acquired Business for the twelve-month period ending March 31, 2005, together with the related Consolidated and consolidating statements of income or operations, equity and cash flows for the twelve-month period ending on such date and (iv) an unaudited opening Consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2005, after giving effect to the making of the Loans and application of proceeds thereof and the Acquisition:

     (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

     (B) fairly present the financial condition of the Borrower and its Subsidiaries and the Acquired Business as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby; and

     (C) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and contingent obligations.

     (b) The 5-year projections of the Borrower and its Subsidiaries through 20___giving effect to the Acquisition delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions.

     Section 3.2 No Change.

     Since December 31, 2004, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

     Section 3.3 Corporate Existence.

     Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification. The jurisdictions in which the Credit Parties as of the Closing Date are organized and qualified to do business are described on Schedule 3.3.

     Section 3.4 Corporate Power; Authorization; Enforceable Obligations.

     Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by any of the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against any of the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents) or in connection with the Acquisition. Each Credit Document to which it is a party has been duly executed and delivered on behalf of the applicable Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     Section 3.5 Compliance with Laws; No Conflict; No Default.

     (a) The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval (other than such Governmental Approvals that have been obtained or made and not subject to suspension, revocation or termination) or violate any Requirement of Law relating to such Credit Party, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents of such Credit Party or any other indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Credit Documents.

     (b) Each Credit Party (i) (x) has, except as set forth in the Purchase Agreement, all Governmental Approvals required by law for it to conduct its business, each of which is in full force and effect, (y) each such Governmental Approval is final and not subject to review on appeal and (z) each such Governmental Approval is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Requirements of Law relating to it or any of its respective properties, in each case except to the extent the failure to obtain such Governmental Approval or failure to comply with such Governmental Approval or Requirement of Law could not reasonably be expected to have a Material Adverse Effect.

     (c) None of the Credit Parties is in material default under or with respect to any of its Material Contracts or under or with respect to any of its other material Contractual Obligations, or any judgment, order or decree to which it is a party. No Default or Event of Default has occurred and is continuing.

     Section 3.6 No Material Litigation.

     Except as disclosed on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any Subsidiary of a Credit Party or against any of their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby, or (b) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     Section 3.7 Investment Company Act; PUHCA, Etc.

     None of the Credit Parties is (a) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (b) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (c) subject to the Federal Power Act, the Interstate Commerce Act or any other federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

     Section 3.8 Margin Regulations.

     No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties (a) are not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Credit Parties taken as a group does not exceed 25% of the value of their assets.

     Section 3.9 ERISA.

     Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, nor any Subsidiary of the Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

     Section 3.10 Environmental Matters.

     (a) Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased or operated by any of the Credit Parties (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

     (b) Except where such violation could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of the Credit Parties at the Properties are in compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no contamination which violates applicable Environmental Laws at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the any of the Credit Parties (the “Business”).

     (c) None of the Credit Parties has received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any of the Credit Parties have knowledge of any such threatened notice.

     (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to material liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Law.

     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

     (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to any material liability under Environmental Laws.

     Section 3.11 Use of Proceeds.

     The proceeds of the Loans will be used (a) to finance in part the Acquisition and to pay certain costs, fees and expenses in connection therewith, (b) to refinance existing Indebtedness, (c) to pay transaction costs and expenses and (d) for working capital and other general corporate purposes, including Capital Expenditures and Permitted Acquisitions.

     Section 3.12 Subsidiaries.

     Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries of the Borrower. Information on such Schedule includes the number of shares of each class of Capital Stock or other equity interests outstanding; the number and percentage of outstanding shares of each class of stock owned by the Borrower or any of its Subsidiaries; the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).

     Section 3.13 Ownership.

     Each of the Credit Parties is the owner of, and has good and marketable title to, all of its respective assets, which, together with assets leased or licensed by the Credit Parties, represents all assets individually or in the aggregate material to the conduct of the businesses of the Credit Parties, taken as a whole on the date hereof, and none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect. The Credit Parties have delivered complete and accurate copies of all material leases to the Administrative Agent.

     Section 3.14 Indebtedness.

     Except as otherwise permitted under Section 6.1, the Credit Parties have no Indebtedness.

     Section 3.15 Taxes.

     Each of the Credit Parties has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

     Section 3.16 Intellectual Property Rights.

     Each of the Borrower and its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.16 is a list of all Intellectual Property owned by each of the Borrower and its Subsidiaries or that the Borrower or any of its Subsidiaries has the right to use. Except as disclosed in Schedule 3.16 hereto, (a) one or more of the Credit Parties has the right to use the Intellectual Property disclosed in Schedule 3.16 hereto in perpetuity and without payment of royalties, (b) all registrations with and applications to Governmental Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any interest therein, held by any of the Credit Parties to maintain their validity or effectiveness, and (c) there are no restrictions on the direct or indirect transfer of any Contractual Obligation, or any interest therein, held by any of the Credit Parties in respect of such Intellectual Property. None of the Credit Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property; no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any of its Subsidiaries know of any such claim; and, to the best knowledge of the Borrower or any of its Subsidiaries, the use of such Intellectual Property by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person.

Schedule 3.16 may be updated from time to time by the Borrower to include new Intellectual Property acquired after the Closing Date by giving written notice thereof to the Administrative Agent.

     Section 3.17 Solvency.

     The fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement. None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has incurred, or believes that it will incur after giving effect to the Acquisition and the other transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the transactions contemplated thereby, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.

     Section 3.18 Investments.

     All Investments of each of the Credit Parties are Permitted Investments.

     Section 3.19 Location of Collateral.

     Set forth on Schedule 3.19(a) is a list of the Properties of the Borrower and its Subsidiaries with street address, county and state where located. Set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of the Borrower and its Subsidiaries is located, including county and state where located. Set forth on Schedule 3.19(c) is the state of formation or organization, chief executive office and principal place of business of each of the Borrower and its Subsidiaries. Schedule 3.19(a), 3.19(b) and 3.19(c) may be updated from time to time by the Borrower to include new properties or locations acquired after the Closing Date by giving written notice thereof to the Administrative Agent.

     Section 3.20 No Burdensome Restrictions.

     None of the Credit Parties is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     Section 3.21 Labor Matters.

     There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties as of the Closing Date, other than as set forth in Schedule 3.21 hereto, and none of the Credit Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.21 hereto.

     Section 3.22 Accuracy and Completeness of Information.

     All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to any of the Credit Parties which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Credit Parties furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by or on behalf of the Credit Parties to the Administrative Agent and/or the Lenders.

     Section 3.23 Material Contracts.

     Schedule 3.23 sets forth, as of the Closing Date or as of the date such Schedule was most recently updated in accordance with the terms of Section 5.2(b), a complete and accurate list of all Government Contracts that produce revenue in excess of $1,000,000 per annum and all other] Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date. Other than as set forth in Schedule 3.23, each such Material Contract is, and after giving effect to the transactions contemplated by the Credit Documents will be, in full force and effect in accordance with the terms thereof. The Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract. Schedule 3.23 may be updated from time to time by the Borrower to include new Material Contracts entered into after the Closing Date by giving written notice thereof to the Administrative Agent.

     Section 3.24 Foreign Assets Control Regulations, Etc.

     Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 9.18). None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

     Section 3.25 Compliance with OFAC Rules and Regulations.

     None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

     Section 3.26 Consummation of Acquisition; Representations and Warranties from Other Documents.

     The Acquisition and related transactions have been consummated substantially in accordance with the terms of the Acquisition Documents. As of the Closing Date, the Acquisition Documents have not been altered, amended or otherwise modified or supplemented in any material respect or any material condition thereof waived without the prior written consent of the Administrative Agent. Each of the representations and warranties made in the Acquisition Documents by the Borrower and its Subsidiaries or, to the best knowledge of the Borrower, made by any third party is true and correct, except for any representation or warranty therein the failure of which to be true and correct, does not have or could not reasonably be expected to have a Material Adverse Effect.

     Section 3.27 Regulation H.

     No Mortgaged Property is a Flood Hazard Property except for the Mortgaged Property located at 3005 S.W. Third Avenue, Fort Lauderdale, FL 33315.

     Section 3.28 Security Documents.

     The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently (or will be, upon the execution of control agreements with respect to deposit and securities accounts and the filing or recording of appropriate financing statements, Mortgage Instruments and notices of grants of security interests in Intellectual Property, in each case in favor of the Administrative Agent on behalf of the Secured Parties) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

     Section 3.29 Government Contracts.

     No Credit Party is materially in default as to the terms of any Government Contract or has received any notices of default or notices to cure under any Government Contract for which the performance deficiency noted by any Governmental Authority has not been cured or otherwise resolved to such Governmental Authority’s satisfaction.

     Section 3.30 Assignment of Payments.

     Except with respect to contracts for which the government has determined that a prohibition on assignment of claims is in the government’s interest, each Credit Party has the right to assign to the Administrative Agent all payments due or to become due under each of the Credit Party’s Government Contracts, and there exists no uncancelled prior assignment of payments under any of such Credit Party’s Government Contracts.

ARTICLE IV

CONDITIONS PRECEDENT

     Section 4.1 Conditions to Closing Date.

     This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Revolving Loans on the Closing Date is subject to, the satisfaction of the following conditions precedent:

     (a) Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Credit Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender with a Revolving Commitment that requests a Revolving Note, a Revolving Note, (iii) counterparts of the Security Agreement and the Pledge Agreement, in each case conforming to the requirements of this Credit Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable and (iv) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.

     (b) Authority Documents. The Administrative Agent shall have received the following:

     (i) Articles of Incorporation, Etc. Copies of the articles of incorporation or other charter or formation documents of each Credit Party certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or formation, as the case may be.

     (ii) Resolutions. Copies of resolutions of the board of directors or other comparable managing body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer or the managing member of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.

     (iii) Bylaws. A copy of the bylaws and/or operating agreement of each Credit Party certified by an officer or managing member of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.

     (iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate governmental authorities of the state of incorporation or formation, as the case may be, and each other state in which such Credit Party is qualified to do business and (ii) to the extent readily available, a certificate indicating payment of all corporate, LLC and other franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

     (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date, in substantially the form of Schedule 4.1(b) hereto.

     (c) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

     (i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office and state of incorporation of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

     (ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

     (iii) searches of ownership of Intellectual Property in the appropriate governmental offices;

     (iv) such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

     (v) all stock certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto;

     (vi) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral;

     (vii) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

     (viii) in the case of any personal property Collateral located at premises leased by a Credit Party, such estoppel letters, consents and waivers from the landlords on such real property or bailees as may be required by the Administrative Agent; and

     (ix) duly executed account control agreements with respect to Collateral which a control agreement is required for perfection of the Administrative Agent’s security interest under the Uniform Commercial Code.

     (d) Liability and Casualty Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability and casualty insurance (including, but not limited to, business interruption insurance) meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named as loss payee on all casualty insurance policies and additional insured on all liability insurance policies, in each case for the benefit of the Lenders.

     (e) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion of counsel for the Credit Parties dated the Closing Date and addressed to the Administrative Agent and the Lenders.

     (f) Fees. The Administrative Agent and the Lenders shall have received all fees owing pursuant to Section 2.3.

     (g) Litigation. There shall not exist any pending or threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, the Acquired Business, this Agreement and the other Credit Documents, or the Acquisition, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date which could reasonably be expected to result in a Material Adverse Change.

     (h) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the Acquisition and the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1(h) hereto.

     (i) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1(a) hereto.

     (j) Corporate Structure. The corporate capital and ownership structure of the Credit Parties shall be as described in Schedule 3.12. The Administrative Agent shall be satisfied with management structure, legal structure, voting control, liquidity, total leverage and total capitalization of the Credit Parties, after giving effect to the Acquisition.

     (k) Government Consent. The Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with the Acquisition, and the financings and other transactions contemplated hereby have been obtained.

     (l) Compliance with Laws. The financings, the Acquisition, and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

     (m) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to the Borrower or any of its Subsidiaries.

     (n) Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Credit Parties (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on the Closing Date.

     (o) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1 hereof, each in form and substance satisfactory to it.

     (p) No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of the Acquired Business or the Credit Parties and their subsidiaries taken as a whole.

     (q) Financial Condition Certificate. The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent and certified as accurate by a Responsible Officer, demonstrating compliance by the Borrower and its Subsidiaries as of the Closing Date with the financial covenants contained in Section 5.9 hereof.

     (r) Officer’s Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of any Credit Party, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or the Acquisition or any other transaction contemplated by the Credit Documents and the Acquisition Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Credit Agreement (including the initial Extensions of Credit hereunder), the other Credit Documents, the Acquisition and the Acquisition Documents and all the transactions contemplated therein or thereby to occur on such date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

     (s) Acquisition Documents. The Administrative Agent shall have reviewed and approved in its reasonable discretion certified copies of all of the Acquisition Documents and there shall not have been any material modification, amendment, supplement or waiver to the Acquisition Documents without the prior written consent of the Administrative Agent, including, but not limited to, any modification, amendment, supplement or waiver relating to the amount or type of consideration to be paid in connection with the Acquisition and the contents of all disclosure schedules and exhibits. The Acquisition shall have been consummated in accordance with the terms of the Acquisition Documents (without waiver of any material conditions precedent to the obligations of any party thereto).

     (t) Subordination Agreements. The Administrative Agent shall have received subordination agreements from the Sellers and RPC Financial Advisers, LLC in form and substance satisfactory to the Administrative Agent.

     (u) Environmental Assessment. The Administrative Agent shall have received an environmental assessment of the Borrower’s real property, such environmental assessment to be in form and substance satisfactory to the Administrative Agent and at the Borrower’s cost.

     (v) Demand Deposit Account. The Borrower shall have established a demand deposit account with the Administrative Agent into which proceeds of the Loans shall be credited and from which monthly payments shall be automatically deducted.

     (w) Real Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders:

     (i) fully executed and notarized Mortgage Instruments encumbering the Mortgaged Properties listed in Schedule 3.19(a);

     (ii) a title report obtained by the Credit Parties in respect of each of the Mortgaged Properties listed in Schedule 3.19(a);

     (iii) a Mortgage Policy with respect to each of the Mortgaged Properties listed in Schedule 3.19(a); and

     (iv) evidence as to (A) whether any Mortgaged Property listed in Schedule 3.19(a) is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any such Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (x) as to the fact that such Mortgaged Property is a Flood Hazard Property and (y) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Credit Parties evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders.

     (x) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

     Section 4.2 Conditions to All Extensions of Credit.

     The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

     (a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

     (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

     (c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus LOC Obligations shall not exceed the Revolving Committed Amount then in effect, and (ii) the LOC Obligations shall not exceed the LOC Committed Amount.

     (d) Additional Conditions to Revolving Loans. If such Loan is made pursuant to Section 2.1, all conditions set forth in such Section shall have been satisfied.

     (e) Additional Conditions to Letters of Credit. If such Extension of Credit is made pursuant to Section 2.3, all conditions set forth in such Section shall have been satisfied.

     Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (e) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

     Each Credit Party hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations under the Credit Documents, together with interest, Commitment Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full, such Credit Party shall, and shall cause each of its Subsidiaries, to:

     Section 5.1 Financial Statements.

     Furnish to the Administrative Agent and each of the Lenders:

     (a) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related Consolidated and consolidating statements of income, cash flows and retained earnings of the Borrower and its Consolidated Subsidiaries for such year, audited by a firm of independent certified public accountants reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the preceding fiscal year, reported on without a “going concern” or like qualification, exception or assumption, or qualification or assumption indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; and

     (b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, a company-prepared Consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such period and related company-prepared Consolidated and consolidating statements of income, cash flows and retained earnings for the Borrower and its Consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year and the figures for the corresponding period or periods as set forth in the most recent budget delivered pursuant to Section 5.1(c) (subject to normal recurring year-end audit adjustments);

all such financial statements to fairly present in all material respects the financial condition and results from operations of the entities and for the periods specified and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim statements, to normal recurring year-end audit adjustments) applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3.

     (c) Annual Financial Plans. As soon as practicable and in any event within ninety (90) days after the end of each fiscal year, a Consolidated and consolidating budget and cash flow projections on a quarterly basis of the Borrower and its Subsidiaries for the next succeeding fiscal year, in form and detail reasonably acceptable to the Agent, such budget to be prepared by the Borrower in a manner consistent with GAAP and to include an operating and capital budget and a summary of the material assumptions made in the preparation of such budget. Such budget shall be accompanied by a certificate of the managing member or chief financial officer of the Borrower to the effect that the budgets and other financial data are based on reasonable estimates and assumptions, all of which are fair in light of the conditions which existed at the time the budget was made, have been prepared on the basis of the assumptions stated therein, and reflect, as of the time so furnished, the reasonable estimate of the Borrower and its Subsidiaries of the budgeted results of the operations and other information budgeted therein.

     Section 5.2 Certificates; Other Information.

     Furnish to the Administrative Agent and each of the Lenders:

     (a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 3.23 if any new Government Contract that produces revenue in excess of $1,000,000 per annum or any other new Material Contract has been entered into since the Closing Date or since Schedule 3.23 was last updated, as applicable and (ii) a certificate of a Responsible Officer substantially in the form of Schedule 5.2(a) stating that (A) such financial statements present fairly the financial position of the Borrower and its Consolidated subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis, (B) each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and (C) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and including calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period;

     (b) within thirty (30) days after the same are sent, copies of all material reports (other than those otherwise provided pursuant to Section 5.1 and those which are of a promotional nature) and other material financial information which the Borrower sends to its shareholders;

     (c) within ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of all Asset Dispositions, Debt Issuances, and Equity Issuances that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year;

     (d) promptly upon receipt thereof, a copy or summary of any other report or “management letter” submitted or presented by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person;

     (e) promptly upon their becoming available, copies of (i) all press releases and other statements made available generally by the Borrower to the public concerning material developments in the business of the Borrower and its Subsidiaries and (ii) any non-routine correspondence or official notices received by the Borrower or any of its Subsidiaries from any federal, state or local governmental authority which regulates the operations of the Borrower and its Subsidiaries;

     (f) within thirty (30) days after the date hereof, a schedule setting forth (i) each of the leased real estate locations of the Acquired Business for which the Acquired Business has not obtained lien waivers from the applicable landlords as of the date hereof and (ii) the monthly rent for each such location; and

     (g) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

     Section 5.3 Payment of Taxes and Other Obligations.

     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable,

to specified grace periods) all its taxes (Federal, state, local and any other taxes) and other obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

     Section 5.4 Conduct of Business and Maintenance of Existence.

     Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its existence and good standing and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill.

     Section 5.5 Maintenance of Property; Insurance.

     (a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

     (b) Maintain with financially sound and reputable insurance companies insurance on all its property (including without limitation its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same geographical area by companies engaged in the same or a similar business (including, without limitation, business interruption insurance); and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and the Administrative Agent shall be named as an additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Credit Party or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies. The present insurance coverage of the Credit Parties is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.5(b).

     (c) In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed unless such Credit Party shall have reasonably determined that such repair or replacement of the affected

Collateral is not economically feasible or is not deemed in the best business interest of such Credit Party.

     Section 5.6 Inspection of Property; Books and Records; Discussions.

     Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable notice and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Credit Parties with officers and employees of the Credit Parties and with their independent certified public accountants.

     Section 5.7 Notices.

     Immediately upon the occurrence of an event or condition consisting of a Default or Event of Default, give written notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of the occurrence thereof, and promptly (but in no event later than five (5) Business Days after any Credit Party obtains actual knowledge thereof) give written notice of the following to the Administrative Agent (which shall promptly transmit such notice to each Lender):

     (a) the occurrence of any default or event of default under any Contractual Obligation of any of the Credit Parties which could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $250,000;

     (b) any litigation, or any investigation or proceeding affecting any of the Credit Parties which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

     (c) (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

     (d) any notice of any violation received by any Credit Party from any Governmental Authority;

     (e) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

     (f) any attachment, judgment, lien, levy or order exceeding $100,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens; and

     (g) any other development or event which could reasonably be expected to have a Material Adverse Effect

     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

     Section 5.8 Environmental Laws.

     (a) Comply with all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

     (c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

     Section 5.9 Financial Covenants.

     Commencing on the Closing Date, comply with the following financial covenants:

     (a) Leverage Ratio. The Leverage Ratio shall be less than or equal to the following amounts as of the last day of each fiscal quarter ending during the following periods:

Period	Maximum Ratio
Closing Date through December 30, 2006	3.25 to 1.0
December 31, 2006 through December 30, 2007	2.75 to 1.0

     (b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the end of each quarter of the Borrower, shall be greater than or equal to 1.25 to 1.0.

     (c) Consolidated EBITDA. Consolidated EBITDA shall be at least each of the following amounts for each of the rolling four fiscal quarterly periods ending as of the last day of each fiscal quarter ending during the following periods:

Period	Minimum Amount
Closing Date through December 31, 2005	$3,500,000
January 1, 2006 through December 31, 2006	$4,500,000
January 1, 2007 through December 31, 2007	$5,500,000

     Section 5.10 Additional Guarantors.

     Cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing, to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Domestic Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Capital Stock of any other Person. The Credit Party Obligations shall be secured by, among other things, a first priority perfected security interest in the Collateral of such new Guarantor and a pledge of 100% of the Capital Stock of such new Guarantor and its Domestic Subsidiaries and 65% (or such higher percentage that would not result in material adverse tax consequences for such new Guarantor) of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1 and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

     Section 5.11 Compliance with Law.

     Comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, except to the extent noncompliance with any such law, rule, regulation, order or restriction could not reasonably be expected to have a Material Adverse Effect.

     Section 5.12 Pledged Assets.

     (a) Cause each of its Subsidiaries to, cause 100% of the Capital Stock in each of its direct or indirect Domestic Subsidiaries and 65% of the Capital Stock in each of its Foreign Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

     (b) If, subsequent to the Closing Date, a Credit Party shall acquire any real property or any securities, instruments, chattel paper or other personal property required for perfection to be delivered to the Administrative Agent as Collateral hereunder or under any of the Security Documents, the Borrower shall promptly (and in any event within three (3) Business Days) after any Responsible Officer of a Credit Party acquires knowledge of same notify the Administrative Agent of same. Each Credit Party shall, and shall cause each of its Subsidiaries to, take such action at its own expense as requested by the Administrative Agent (including, without limitation, any of the actions described in Section 4.1(c) or (d) hereof) to ensure that the Administrative Agent has a first priority perfected Lien to secure the Credit Party Obligations in (i) all personal property of the Credit Parties located in the United States other than personal property which is the subject of a Permitted Lien, (ii) to the extent deemed to be material by the Administrative Agent or the Required Lenders in its or their sole reasonable discretion, all other personal property of the Credit Parties other than personal property which is the subject of a Permitted Lien, subject in each case only to Permitted Liens and (iii) all real property of the Credit Parties other than personal property which is the subject of a Permitted Lien located in the United States. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants regarding the location of personal property as set forth in the Security Documents.

     (c) Each Credit Party, upon the Administrative Agent’s request after the occurrence of a Default or an Event of Default, agrees to promptly assist the Administrative Agent, on behalf of the Lenders, in completing all documentation relating to the Assignment of Claims Act or any other similar documentation relating to payments owing with respect to Government Contracts.

     Section 5.13 Covenants Regarding Patents, Trademarks and Copyrights.

     (a) The Borrower shall notify the Administrative Agent promptly if it knows or has reason to know that any application, letters patent or registration relating to any Patent, Patent License, Trademark or Trademark License of the Borrower or any of its Subsidiaries may become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding the Borrower’s or any of its Subsidiary’s ownership of any Patent or Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any Patent License or Trademark License.

     (b) The Borrower shall notify the Administrative Agent promptly after it knows or has reason to know of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any Copyright or Copyright License of the Borrower or any of its Subsidiaries, whether (i) such Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) the Borrower’s or any of its Subsidiary’s ownership of such Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such Copyright License, may become affected.

     (c) (i) The Borrower shall promptly notify the Administrative Agent of any filing by the Borrower or any of its Subsidiaries, either itself or through any agent, employee, licensee or designee (but in no event later than the fifteenth day following such filing), of any application for registration of any Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.

     (i) Concurrently, with the delivery of quarterly and annual financial statements of the Borrower pursuant to Section 5.1 hereof, the Borrower shall provide the Administrative Agent and its counsel a complete and correct list of all Intellectual Property owned by or licensed to the Borrower or any of its Subsidiaries that have not been set forth as annexes of such documents and instruments showing all filings and recordings for the protection of the security interest of the Administration Agent therein pursuant to the agreements of the United States Patent and Trademark Office or the United States Copyright Office.

     (ii) Upon request of the Administrative Agent, the Borrower shall execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evident the Administrative Agent’s security interest in the Intellectual Property and the general intangibles referred to in clauses (i) and (ii), including, without limitation, the goodwill of the Borrower or its Subsidiaries, relating thereto or represented thereby (or such other Intellectual Property or the general intangibles relating thereto or represented thereby as the Administrative Agent may reasonably request).

     (d) Except for Intellectual Property the use of which has been discontinued by the Borrower, the Borrower and its Subsidiaries will take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each item of Intellectual Property of the Borrower and its Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

     (e) In the event that any Credit Party becomes aware that any Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, the Borrower shall notify the Administrative Agent promptly after it learns thereof and shall, unless the Borrower or the relevant Subsidiary, as the case may be, shall reasonably determine that such Intellectual Property is not material to the business of the Borrower and its Subsidiaries taken as a whole, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as the Borrower or such Subsidiary, as the case may be, shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

     Section 5.14 Lien Waivers.

     Assist the Administrative Agent in obtaining executed lien waivers from each of the landlords from whom any Credit Party leases real estate.

     Section 5.15 Deposit Relationship. Maintain its primary depository account and cash management account with the Administrative Agent based upon market pricing and product availability.

     Section 5.16 Post-Closing Requirements. Within (a) ninety (90) days after the Closing Date, (i) obtain at the Borrower’s expense a survey for the Mortgaged Property located at 3005 S.W. Third Avenue, Fort Lauderdale, FL 33315, Florida in form and substance satisfactory to the Agent and (ii) remove all matters of survey from the Mortgage Policy issued with respect to the Mortgage Instrument relating to such Mortgaged Property except for such matters as appear on such survey, (b) within thirty (30) days after the Closing Date, cause the Acquired Business to obtain replacement preventative termite treatment permits from the State of Florida and (c) within thirty (30) days after the Closing Date, pledge 65% of the ownership interests of Telecom FM Limited pursuant to a pledge agreement in form and substance satisfactory to the Agent and take any and all steps reasonably requested by the Agent to perfect the Agent’s Lien in such ownership interests.

ARTICLE VI

NEGATIVE COVENANTS

     Each Credit Party hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations under the Credit Documents, together with interest, Commitment Fees and all other amounts owing to the Agent or any Lender hereunder, are paid in full, the Credit Parties shall not, nor shall they permit any of their Subsidiaries to:

     Section 6.1 Indebtedness.

     Contract, create, incur, assume or permit to exist any Indebtedness, except:

     (a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

     (b) Indebtedness existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1(a) (and set out more specifically in Schedule 6.1(b))

hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

     (c) Indebtedness (including purchase money indebtedness) incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price of an asset which is purchased or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset or in connection with the leasing of vehicles; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding (provided, however, the Indebtedness permitted under this subsection (c) is in addition to the Indebtedness permitted under subsection (e) below);

     (d) Indebtedness and obligations owing under Secured Hedging Agreements and other Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes; and

     (e) Subordinated Debt incurred in connection with a Permitted Acquisition to the sellers of the applicable Target.

     Section 6.2 Liens.

     Contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens. Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section 6.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the benefit of the Lenders.

     Section 6.3 Guaranty Obligations.

     Enter into or otherwise become or be liable in respect of any Guaranty Obligations (excluding specifically therefrom endorsements in the ordinary course of business of negotiable instruments for deposit or collection) other than (i) those in favor of the Lenders in connection herewith, (ii) guaranties given by the Borrower or any of its Subsidiaries or by the Borrower or any of its Subsidiaries in favor of the Borrower or any such Subsidiary in connection with obligations not constituting Indebtedness including real property leases and other contracts entered into in the ordinary course of business and (iii) Guaranty Obligations by the Credit Parties permitted under Section 6.1 (except, as regards Indebtedness permitted under Section 6.1(b), only if and to the extent such Indebtedness was guaranteed on the Closing Date).

     Section 6.4 Nature of Business.

     Alter the character of their business in any material respect from that conducted as of the Closing Date.

     Section 6.5 Consolidation, Merger, Sale or Purchase of Assets, etc.

     (a) dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

     (i) Specified Sales;

     (ii) the disposition of property or assets as a result of a Recovery Event;

     (iii) the sale, lease or transfer of property or assets from a Credit Party to another Credit Party (including the liquidation of any Subsidiary into a Credit Party); and

     (iv) the termination of any Hedging Agreement permitted pursuant to Section 6.1;

provided, that, with respect to clauses (i) and (ii) above, at least 75% of the consideration received therefor by such Credit Party shall be in the form of cash or Cash Equivalents; or

     (b) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein), or enter into any transaction of merger or consolidation, except for (i) Investments or acquisitions permitted pursuant to Section 6.6, (ii) Permitted Acquisitions, (iii) the Acquisition and the transactions related thereto and (iv) the merger or consolidation of the Borrower or one of its Subsidiaries with and into a Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation.

     Section 6.6 Advances, Investments and Loans.

     Lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.

     Section 6.7 Transactions with Affiliates.

     Enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate (other than another Credit Party) other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate.

     Section 6.8 Ownership of Subsidiaries; Restrictions.

     Create, form or acquire any Subsidiaries, except for Domestic Subsidiaries which are joined as Additional Credit Parties in accordance with the terms hereof. The Credit Parties and their Subsidiaries will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries, nor will it permit any of its Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by Section 6.5(a).

     Section 6.9 Fiscal Year; Organizational Documents; Material Contracts.

     Change its fiscal year. None of the Credit Parties will amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) or operating agreement in any respect adverse to the Lenders without the prior written consent of the Required Lenders. None of the Credit Parties or their Subsidiaries will, without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts or the Acquisition Documents, except in the event that such amendments, modifications, cancellations or terminations or failure to renew could not reasonably be expected to have a Material Adverse Effect.

     Section 6.10 Limitation on Restricted Actions.

     Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

     Section 6.11 Restricted Payments.

     Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to the Borrower (directly or indirectly through its Subsidiaries), (c) to make regularly scheduled current interest payments on Subordinated Debt so long as no Default or Event of Default exists immediately prior to or after the making of any such payment, (d) to make payments of the fee to RPC Financial Advisers, LLC so long as the aggregate amount paid in any fiscal year shall not exceed $1,562,500 and so long as no Default or Event of Default exists immediately prior to or after the making of any such payment, and (e) fees payable to an Affiliate in connection with a merger or acquisition, the issuance of equity or debt, or any other capital transaction, so long as such fees are substantially as favorable as would be obtainable in a comparable arm’s length transaction with a Person other than an Affiliate and so long as such fees for any single transaction (or series of related transactions) do not exceed the lesser of $250,000 or 3% of the amount of such single transaction (or related transactions).

     Section 6.12 Prepayments of Indebtedness, etc.

     After the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the issuer of such Indebtedness or to the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof.

     Section 6.13 Sale Leasebacks.

     Directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or (b) which any Credit Party intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party to another Person which is not another Credit Party in connection with such lease.

     Section 6.14 No Further Negative Pledges.

     Enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

     Section 6.15 Acquisition (Post-Closing Adjustments).

     Permit the post-closing adjustments under Sections 2(c) and (d) of the Purchase Agreement to (a) exceed $300,000 in the aggregate (upward or downward) or (b) cause the Borrower to be in pro forma violation of any of the financial covenants set forth in Section 5.9 immediately after giving effect to such adjustments.

ARTICLE VII

EVENTS OF DEFAULT

     Section 7.1 Events of Default.

     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

     (a) Payment Default. The Borrower shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof; or the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Note or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof and such failure shall continue unremedied for three (3) Business Days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder).

     (b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made.

     (c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.4 and 5.9 or Article VI hereof; (ii) any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2 and 5.7, and such breach or failure to comply is not cured within five (5) Business Days of its occurrence, or (iii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a), 7.1(c)(i) or 7.1(c)(ii) above), and such breach or failure to comply is not cured within ten (10) Business Days of its occurrence.

     (d) Debt Cross-Default. (i) any Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $250,000 for the Borrower and any of its Subsidiaries in the aggregate beyond any applicable grace period (not to exceed 60 days), if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) any Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $250,000 in the aggregate for the Borrower and its Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) any Credit Party shall breach or default any Secured Hedging Agreement.

     (e) Other Cross-Defaults. The Borrower or any of its Subsidiaries shall default in the payment when due or in the performance or observance of any obligation or condition of any Material Contract and such failure to pay or perform or observe such other obligation or condition continues unremedied for a period of thirty (30) days after notice of the occurrence of such default unless, but only as long as, the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP.

     (f) Bankruptcy Default. (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

     (g) Judgment Default. One or more judgments, orders, decrees or arbitration awards shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $250,000 or more and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

     (h) ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect.

     (i) Change of Control. A Change of Control shall have occurred.

     (j) Failure of Credit Documents. This Credit Agreement (including the Guaranty) or any other Credit Document or any provision hereof or thereof shall cease to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm such Person’s obligations under this Credit Agreement or any other Credit Document.

     (k) Hedging Agreement. Any termination payment shall be due by a Credit Party under any Hedging Agreement and such amount is not paid within the later to occur of ten (10) Business Days after the due date thereof or the expiration of grace periods, if any, in such Hedging Agreement.

     (l) Government Contracts. (i) With respect to any Government Contract that produces revenue in excess of $1,000,000 per annum, receipt of a written termination for default issued by the applicable Government Authority; or (ii) any Credit Party or any Subsidiary shall have (A) received a notice of debarment or suspension from contracting with any Governmental Authority or (B) been debarred or suspended from contracting with any Governmental Authority; or (iii) receipt of a written termination for default of a Government Contract issued by the applicable Government Authority based on a finding of fraud, criminal activity, deception or willful misconduct.

     Section 7.2 Acceleration; Remedies.

     Upon the occurrence and during the continuation of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(f) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and the Borrower shall immediately pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount which may be drawn under Letters of Credit then outstanding, and (b) if such event is any other Event of Default, subject to the terms of Section 8.5, with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, take any or all of the following actions: (i) by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) by notice of default to the Borrower declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) exercise on behalf of the Lenders any or all of its other rights and remedies under this Credit Agreement, the other Credit Documents and applicable law. Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Credit Parties. The Lenders and the Hedging Agreement Providers agree that Credit Documents may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce the Credit Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that the Credit Documents may not be enforced against any director, officer, employee or stockholder of the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

     Section 8.1 Appointment.

     Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

     Section 8.2 Delegation of Duties.

     The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

     Section 8.3 Exculpatory Provisions.

     Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of any Credit Party.

     Section 8.4 Reliance by Administrative Agent.

     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an executed Commitment Transfer Supplement has been filed with the Administrative Agent pursuant to Section 9.6(c) with respect to the Loans evidenced by such Note. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

     (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

     Section 8.5 Notice of Default.

     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

     Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.

     Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower or any other Credit Party and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative

Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     Section 8.7 Indemnification.

     The Lenders agree to indemnify the Agent in its capacity hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

     Section 8.8 The Administrative Agent in Its Individual Capacity.

     The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and the other Credit Parties as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

     Section 8.9 Successor Administrative Agent.

     The Administrative Agent may resign as Administrative Agent upon 30 days’ prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the other Credit Documents, then the

Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor agent shall be approved by the Borrower (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes. If no successor Administrative Agent has accepted appointment as Administrative Agent within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent shall have the right, on behalf of the Lenders, to appoint a successor administrative agent, which successor shall be approved by the Borrower (such approval not to be unreasonably withheld) so long as no Default or Event of Default has occurred and is continuing; provided that such successor administrative agent has minimum capital and surplus of at least $500,000,000. If no successor administrative agent has accepted appointment as Administrative Agent within sixty (60) days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the indemnification provisions of this Credit Agreement and the other Credit Documents and the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

     Section 8.10 Other Agents.

     None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co–agent,” “book manager,” “book runner,” “lead manager,” “arranger,” “lead arranger” or “co–arranger” shall have any right (except as expressly set forth herein), power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

ARTICLE IX

MISCELLANEOUS

     Section 9.1 Amendments, Waivers and Release of Collateral.

     Neither this Credit Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may the Borrower or any Guarantor be released except in accordance with the provisions of this Section 9.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower or any other Credit Party written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower or any other Credit Party hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

     (i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.7(b) which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.5(b), nor any amendment of Section 2.5(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance, Excess Cash Flow, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Note; or

     (ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

     (iii) amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent; or

     (iv) release the Borrower or any material Guarantor from its obligations hereunder or under the Guaranty, without the written consent of all of the Lenders and, with respect to such material Guarantor, any Hedging Agreement Provider; or

     (v) release all or substantially all of the Collateral without the written consent of all of the Lenders and any Hedging Agreement Provider; or

     (vi) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

     (vii) permit the Borrower to assign or transfer any of its rights or obligations under this Credit Agreement or other Credit Documents without the written consent of all of the Lenders; or

     (viii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of all of the Required Lenders or Lenders as appropriate; or

     (ix) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.10(b) without the written consent of each Lender directly affected thereby; or

     (x) without the consent of Lenders holding in the aggregate more than 50% of the outstanding Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans), amend, modify or waive Section 4.2 or any other provision of this Credit Agreement if the effect of such amendment or waiver is to require Revolving Lenders to make Revolving Loans when such Revolving Lenders would not otherwise be required to do so; or

     (xi) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby;

     provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent or the Issuing Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent or the Issuing Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

     Section 9.2 Notices.

     (a) Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and as set forth on Schedule 9.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the other Credit Parties:	Sunair Electronics, Inc. 3005 SW Third Avenue Ft. Lauderdale, Florida 33315 Attention: Chief Financial Officer Telephone: (954) 525-8612 Telecopy: (954) 765-1322

The Administrative Agent:	Wachovia Bank, National Association 350 E. Las Olas, Suite 1800 Ft. Lauderdale, FL 33301 Attention: Karen Leikert Telecopier: (954) 765-3833 Telephone: (954) 765-3969

provided, that notices given by the Borrower pursuant to Section 2.1 hereof shall be effective only upon receipt thereof by the Administrative Agent.

     (b) Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     Section 9.3 No Waiver; Cumulative Remedies.

     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     Section 9.4 Survival of Representations and Warranties.

     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

     Section 9.5 Payment of Expenses and Taxes; Indemnification.

     The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement, the Notes and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), (c) on demand, to pay, indemnify, and hold each Lender, the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as determined by a court of competent jurisdiction. The agreements in this Section 9.5 shall survive repayment of the Loans, Notes and all other amounts payable hereunder.

     Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.

     (a) This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender.

     (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder, in each case in minimum amounts of $1,000,000 (or, if less, the entire amount of such Lender’s Obligations, Commitments or other interests). In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of a Participant if such Participant’s participation is not increased as a result thereof), (ii) release any material Guarantor from its obligations under the Guaranty, (iii) release any material portion of the Collateral, or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit Agreement. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.11 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     (c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time, sell or assign to any Lender or any affiliate thereof and with the consent of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower (in each case, which consent shall not be unreasonably withheld), to one or more additional banks, insurance companies or other financial institutions or any funds investing in bank loans (“Purchasing Lenders”), all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $1,000,000 (or, if less, the entire amount of such Lender’s Obligations), pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate thereof, the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that any sale or assignment to an existing Lender, an Affiliate of an existing Lender or an Approved Fund shall not require the consent of the Administrative Agent or the Borrower nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit

Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “canceled”.

     (d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender (except for any assignment by a Lender to an Affiliate of such Lender), as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement and (ii) record the information contained therein in the Register.

     (f) Each Credit Party authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Credit Parties and their Affiliates which has been delivered to such Lender by or on behalf of a Credit Party pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of a Credit Party in connection with such Lender’s credit evaluation of the Credit Parties and their Affiliates prior to becoming a party to this Credit Agreement, in each case subject to Section 9.15.

     (g) At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a 2.18 Certificate) described in Section 2.18.

     (h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.

     Section 9.7 Adjustments; Set-off.

     (a) Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     (b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any other Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the Loans and other Credit Party Obligations of the Borrower and the other Credit Parties to such Lender hereunder and claims of every nature and description of such Lender against the Borrower and the other Credit Parties, in any currency, whether arising hereunder, under any other Credit Document or any Secured Hedging Agreement provided by such Lender pursuant to the terms of this Agreement, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrower, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or any other Credit Party, or against anyone else claiming through or against the Borrower, any other Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     Section 9.8 Table of Contents and Section Headings.

     The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

     Section 9.9 Counterparts.

     This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

     Section 9.10 Effectiveness.

     This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

     Section 9.11 Severability.

     Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 9.12 Integration.

     This Credit Agreement and the Notes represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes.

     Section 9.13 Governing Law.

     This Credit Agreement and the Notes and the rights and obligations of the parties under this Credit Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of North Carolina.

     Section 9.14 Consent to Jurisdiction and Service of Process.

     Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in the courts of the State of North Carolina in Mecklenburg County or of the United States for the Western District of North Carolina, and, by execution and delivery of this Credit Agreement, each of the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available. Each of the Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the each of the Borrower and the other Credit Parties to be effective and binding service in every respect. Each of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.

     Section 9.15 Acknowledgments.

     The Borrower and the other Credit Parties each hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

     (c) no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.

     Section 9.16 Waivers of Jury Trial; Waiver of Consequential Damages.

     THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Each the Borrower, the other Credit Parties, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Credit Agreement or any of their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

     Section 9.17 Patriot Act Notice.

     Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

     Section 9.18 Arbitration.

     (a) The parties hereto hereby agree to be bound by the provisions of this Section 9.18. Notwithstanding the provisions of Section 9.14 to the contrary, upon demand of any party hereto, whether made before or after institution of any Dispute between or among parties to this Credit Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Credit Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Credit Agreement.

     Arbitration shall be conducted under and governed by Arbitration Rules of the AAA and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within one hundred twenty (120) days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of sixty (60) days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. The parties hereto do not waive applicable Federal or state substantive law except as provided herein. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to Hedging Agreements.

     (b) Notwithstanding the preceding binding arbitration provisions, the Administrative Agent, the Lenders and the Credit Parties agree to preserve, without diminution, certain remedies that the Administrative Agent on behalf of the Lenders may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. The Administrative Agent on behalf of the Lenders shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, setoff, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy case; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to the Administrative Agent’s entitlement on behalf of the Lenders to exercise such remedies is a Dispute. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

     (c) The parties hereto agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

     (d) Each of the parties hereto accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction relating to any arbitration proceedings conducted under the Arbitration Rules in North Carolina and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available.

ARTICLE X

GUARANTY

     Section 10.1 The Guaranty.

     In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Secured Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to the Administrative

Agent and the Lenders. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, including specifically all Credit Party Obligations, arising in connection with this Credit Agreement, the other Credit Documents or any Secured Hedging Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

     Section 10.2 Bankruptcy.

     Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

     Section 10.3 Nature of Liability.

     The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

     Section 10.4 Independent Obligation.

     The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

     Section 10.5 Authorization.

     Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

     Section 10.6 Reliance.

     It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

     Section 10.7 Waiver.

     (a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the

Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

     (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

     (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.

     Section 10.8 Limitation on Enforcement.

     The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

     Section 10.9 Confirmation of Payment.

     The Administrative Agent and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	SUNAIR ELECTRONICS, INC.
	By:	/s/ John J. Hayes
		Name:	John J. Hayes
		Title:	Chief Executive Officer

GUARANTORS:	SUNAIR INTERNATIONAL SALES CORP.
	By:	/s/ John J. Hayes
		Name:	John J. Hayes
		Title:	Chief Executive Officer

MIDDLETON PEST CONTROL, INC.
By:	/s/ John J. Hayes
	Name:	John J. Hayes
	Title:	Chief Executive Officer

PERCIPIA, INC.
By:	/s/ James E. Laurent
	Name:	James E. Laurent
	Title:	Vice President

PERCIPIA NETWORKS, INC.
By:	/s/ James E. Laurent
	Name:	James E. Laurent
	Title:	Vice President

SUNAIR SOUTHEAST PEST HOLDINGS, INC.
By:	/s/ John J. Hayes
	Name:	John J. Hayes
	Title:	CEO

SUNAIR PEST HOLDINGS, INC.
By:	/s/ John J. Hayes
	Name:	John J. Hayes
	Title:	CEO

SUNAIR SERVICES CORPORATION
By:	/s/ John J. Hayes
	Name:	John J. Hayes
	Title:	CEO

SUNAIR COMMUNICATIONS, INC.
By:	/s/ John J. Hayes
	Name:	John J. Hayes
	Title:	CEO

SUNAIR FLORIDA PEST HOLDINGS, INC.
By:	/s/ John J. Hayes
	Name:	John J. Hayes
	Title:	CEO

ADMINISTRATIVE AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
	By:	/s/ Karen Leckert
		Name:	Karen Leckert
		Title:	SVP